Registration No. 333-290634
Filed Pursuant to Rule 424(b)(3)

DUKE ENERGY CORPORATION
DUKE ENERGY PREMIERNOTES®
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PRICING SUPPLEMENT
(To Prospectus dated September 30, 2025)
The Date of this Pricing Supplement is September 28, 2026

The Duke Energy PremierNotes Variable Denomination Floating Rate Demand Notes (the “Notes”) bear interest at a floating rate per annum determined by the Duke Energy PremierNotes Committee, or its designee, on a weekly basis to be effective on the following Monday. The current Registration Statement for the Notes (No. 333-290634) was automatically effective on September 30, 2025.

As of September 28, 2026, the interest rate on the Notes will be as follows:

Interest Rate Per Annum
4.08% Yield 4.00% Rate